Underlying Supplement No. 2A To the Prospectus dated December 20, 2023 and the Prospectus Supplement dated December 20, 2023	Registration Statement No. 333-275898 Rule 424(b)(2)

Royal Bank of Canada Senior Global Medium-Term Notes, Series J

Royal Bank of Canada may, from time to time, offer and sell notes linked in whole or in part to an index in the Bloomberg VolMax Index Series listed below (each, an “Index” and collectively, the “Indices”) as part of our Senior Global Medium-Term Notes, Series J:

•	Bloomberg US Tech VolMax Index

•	Bloomberg US Large Cap VolMax Index

•	Bloomberg US Large Cap VolMax5 Index

•	Bloomberg US Small Cap VolMax Index

Each Index is subject to a 5% or 6% per annum deduction factor (as specified below), a transaction cost of 0.01% applied to the change in exposure to its Underlying Index (as defined below) and a notional financing cost, in each case, deducted daily. These daily deductions will offset appreciation of the applicable Underlying Index, heighten depreciation of the applicable Underlying Index and generally act as drags on the performance of each Index. Each Index will trail the performance of an identical index without those deductions.

A separate term sheet or pricing supplement will describe terms that apply to specific issuances of the notes and may include changes to the description of an Index contained in this underlying supplement. We refer to those term sheets and pricing supplements generally as pricing supplements. The relevant pricing supplement should be read in connection with this underlying supplement, any applicable product supplement and the accompanying prospectus and prospectus supplement. To the extent that the disclosure in the relevant pricing supplement is inconsistent with the disclosure herein, the disclosure in the relevant pricing supplement will control.

Unless otherwise specified in the relevant pricing supplement, the notes will not be listed on any securities exchange.

Your investment in the notes involves risks. The notes may differ from ordinary debt securities in that the full repayment of principal and payment of interest may not be guaranteed. Any payment on the notes, including any repayment of principal, is subject to our creditworthiness. See “Risk Factors” beginning on page US-3 to read about investment risks relating to the notes, as well as the risks described under “Risk Factors” in the prospectus, the prospectus supplement and any product supplement and any risk factors described in the relevant pricing supplement.

We may use this underlying supplement in the initial sale of the notes. In addition, RBC Capital Markets, LLC or one of our other affiliates may use this underlying supplement in a market-making transaction in the notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this underlying supplement is being used in a market-making transaction.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the accuracy of this underlying supplement. Any representation to the contrary is a criminal offense.

The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets, LLC

Underlying Supplement dated January 21, 2025

TABLE OF CONTENTS

We have not authorized anyone to provide any information other than that contained or incorporated by reference in the relevant pricing supplement, this underlying supplement, any product supplement, the prospectus supplement or the prospectus with respect to the notes offered by the relevant pricing supplement and with respect to us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in each of the relevant pricing supplement, this underlying supplement, any product supplement, the prospectus supplement and the prospectus may be accurate only as of the date of that document.

As used in this underlying supplement, “we,” “us” and “our” refer only to Royal Bank of Canada.

i

Summary

All information contained in this underlying supplement regarding each of the indices in the Bloomberg VolMax Index Series set forth in the table below (each, an “Index” and collectively, the “Indices”), including, without limitation, their make-up, method of calculation and changes in their components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Bloomberg Index Services Limited (the “Index Sponsor”). Each Index was developed by the Index Sponsor, in coordination with Royal Bank of Canada. Each Index is calculated, maintained and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, any Index.

Index	Bloomberg Ticker of Index	Underlying Index	Bloomberg Ticker of Underlying Index	Deduction Factor	Live Date
Bloomberg US Tech VolMax Index	BMAXTEQ	Bloomberg US 100 Total Return Index	B100QT	5%	December 9, 2024
Bloomberg US Large Cap VolMax Index	BMAXUS	Bloomberg US Large Cap Total Return Index	B500T	6%	December 9, 2024
Bloomberg US Large Cap VolMax5 Index	BMAXUS5	Bloomberg US Large Cap Total Return Index	B500T	5%	December 9, 2024
Bloomberg US Small Cap VolMax Index	BMAXSML	Bloomberg US 2000 Total Return Index	B2000T	5%	December 9, 2024

Each Index was established on the applicable live date set forth in the table above. Each Index is reported by the Bloomberg Professional® service (“Bloomberg”) under the applicable ticker symbol set forth in the table above.

Each Index attempts to provide variable exposure to the applicable underlying index set forth in the table above (each, an “Underlying Index”), while targeting a volatility level of 40% (the “target volatility”), with a maximum exposure to that Underlying Index of 500% and a minimum exposure to that Underlying Index of 100%:

•	The Bloomberg US 100 Total Return Index is a modified market capitalization-weighted index that is designed to measure the performance, with gross dividends reinvested, of the 100 highest capitalized companies trading on The Nasdaq Stock Market with a Bloomberg Sector Classification of Technology, Health Care, Consumer Staples, Consumer Discretionary or Communications.

•	The Bloomberg US Large Cap Total Return Index is a free-float market capitalization-weighted benchmark of the 500 most highly capitalized U.S.-listed companies, with gross dividends reinvested.

•	The Bloomberg US 2000 Total Return Index is a free-float market capitalization-weighted benchmark of the lower 2000 in capitalization of the Bloomberg US 3000 Index, with gross dividends reinvested. The Bloomberg US 3000 Index tracks the 3000 most highly capitalized U.S.-listed companies.

For more information about the Underlying Indices, see “Background on the Bloomberg US 100 Total Return Index” and “Background on the Bloomberg US Large Cap Total Return Index and the Bloomberg US 2000 Total Return Index,” as applicable, below.

Each Index is subject to a notional financing cost, a 5% or 6% per annum deduction factor (as specified in the table above) and a transaction cost of 0.01% applied to the daily change in exposure to its Underlying Index, in each case, deducted daily. The notional financing cost is intended to approximate the cost of maintaining a position in the applicable Underlying Index using borrowed funds at a rate of interest currently equal to SOFR plus a spread of 0.50% per annum. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. See “Background on SOFR” in this underlying supplement for additional information about SOFR.

Each Index is an “excess return” index and not a “total return” index because, as part of the calculation of the level of each Index, the performance of its Underlying Index is reduced by the notional financing cost.

Each day, the exposure of an Index to the performance of its Underlying Index on the following day is set equal to (a) the 40% target volatility divided by (b) the realized volatility of its Underlying Index, subject to a maximum exposure of 500% and a minimum exposure of 100%. For example, if the realized volatility of an Underlying Index is equal to 20%, the exposure of the applicable Index to that Underlying Index will equal 200% (or 40% / 20%) and if the realized volatility of an Underlying Index is equal to 50%, the exposure of the applicable Index to that Underlying Index will equal 100% (because 40% / 50% is less than 100%). An Index’s exposure to its Underlying Index will be greater than 100% when the realized volatility of its Underlying Index is less than 40%, and an Index’s exposure to its Underlying Index will be equal to 100% when the realized volatility of its Underlying Index is greater than or equal to 40%. In general, the Indices’ target volatility feature is expected to result in the volatility of each Index being more stable over time than if no target volatility feature were employed. No assurance can be provided that the volatility of any Index will be stable at any time.

For each Index, the notional financing cost, the deduction factor and the transaction cost will offset appreciation of its Underlying Index, heighten depreciation of its Underlying Index and generally act as drags on the performance of that Index. Each Index will trail the performance of an identical index without those deductions.

Certain features of the Indices, including the deductions described above, are designed to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the notes as compared to an otherwise comparable index without these features. The reduced cost of hedging may make it possible for certain terms of the notes to be more favorable to you than would otherwise be the case. However, there can be no assurance that these more favorable terms will offset the negative effects of these features on the performance of the applicable Index, and your return on the notes may ultimately be less favorable than it would have been without these more favorable terms but with an index that does not contain these deductions.

Each Index is subject to risks associated with the use of significant leverage. The notional financing cost deducted daily will be magnified by any leverage provided by each Index.

No assurance can be given that the investment strategy used to construct the Indices will achieve its intended results or that any Index will be successful or will outperform any alternative index or strategy that might reference its Underlying Index.

For more information about the Indices, see “The Bloomberg VolMax Index Series” below.

Risk Factors

Your investment in the notes will involve certain risks. Investing in the notes is not equivalent to investing directly in any Index or Underlying Index, any of the equity securities composing any Underlying Index or any exchange-traded or over-the-counter instruments based on, or other instruments linked to, any of the foregoing. You should consider carefully the following discussion of risks as well as the discussion of risks included in the relevant pricing supplement, the accompanying product supplement and any other accompanying underlying supplement, before you decide that an investment in the notes is appropriate for you.

Capitalized terms used in this section without definitions are as defined in “Summary” above.

RBC Capital Markets, LLC coordinated with the Index Sponsor in the development of the Indices.

Our affiliate, RBC Capital Markets, LLC, which is referred to in this underlying supplement as RBCCM, coordinated with the Index Sponsor in the development of the Indices. RBCCM had no obligation to consider your interests as an investor in the notes in connection with that role. The inclusion of the securities in an Underlying Index is not an investment recommendation by us or RBCCM of those securities or indicative of any view that we or RBCCM have regarding those securities.

The Index Sponsor may adjust an Index in a way that affects its value, and the Index Sponsor has no obligation to consider your interests.

The Index Sponsor is responsible for maintaining the Indices. The Index Sponsor can add, delete or substitute the components of the Indices or make other methodological changes that could change the values of the Indices. You should realize that the changing of the components included in an Index may affect that Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of any Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating or revising the Indices.

The value of each Index will reflect a notional financing cost, a 5% or 6% per annum deduction factor and a transaction cost, in each case, deducted daily.

One way in which each Index may differ from a typical index is that its value will include a notional financing cost equal to SOFR plus a spread of 0.50% per annum, a 5% or 6% per annum deduction (as specified below) and a transaction cost of 0.01% applied to the change in exposure to its Underlying Index, in each case, deducted daily. As a result of the daily deductions, the value of each Index will trail the value of a hypothetical identically constituted notional portfolio from which no such deductions are made, assuming that the notional financing cost remains positive.

The notional financing cost will be scaled by the exposure an Index provides to its Underlying Index. Accordingly, if that exposure equals the maximum exposure of 500%, the notional financing cost will represent 500% of the sum of SOFR and a spread of 0.50% per annum. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. SOFR will be affected by many factors, including, among others described under “— SOFR will be affected by a number of factors and may be volatile” below, the monetary policy of the Federal Reserve. SOFR has fluctuated significantly over time. For example, on December 31, 2021, SOFR was 0.05%, and on December 29, 2023, SOFR was 5.38%. The Federal Reserve has raised its federal funds target rate over periods in the past and may do so again in the future. Any increase in SOFR, whether due to the Federal Reserve decisions to raise interest rates (specifically, its federal funds target rate) or otherwise, will increase the adverse effect of the notional financing cost on the performance of each Index.

Each Index rebalances on a daily basis, and therefore the transaction cost will be deducted from the value of each Index on a daily basis. Each Index may incur additional transaction cost compared with an identical index that rebalances less frequently.

The daily deductions will place a significant drag on the performance of each Index, assuming that the notional financing cost remains positive, potentially offsetting positive returns on that Index’s investment strategy, exacerbating negative returns of its investment strategy and causing the value of that Index to decline steadily if the return of its investment strategy is relatively flat. An Index will not appreciate unless the return of its investment strategy is sufficient to offset the negative effects of the daily deductions, and then only to the extent that the return of its investment strategy is greater than the deducted amounts. As a result of the daily deductions, the value of each Index may decline even if the return of its investment strategy is positive.

Each Index may not be successful or outperform any alternative strategy that might be employed in respect of its Underlying Index.

No assurance can be given that the investment strategy on which any Index is based will be successful or that any Index will outperform any alternative strategy that might be employed with respect to its Underlying Index. An Index might underperform its Underlying Index, perhaps significantly.

An Index may not approximate its target volatility.

No assurance can be given that an Index will maintain an annualized realized volatility that approximates its target volatility of 40%. Each day, the exposure of an Index to the performance of its Underlying Index on the following day is set equal to (a) the 40% target volatility divided by (b) the realized volatility of its Underlying Index, subject to a maximum exposure of 500% and a minimum exposure of 100%. On each day, for each Index, the realized volatility of its Underlying Index used to determine the exposure of that Index to its Underlying Index on the following day is equal to the lower of the short-term (20-day) realized volatility of its Underlying Index and the long-term (60-day) realized volatility of its Underlying Index. However, there is no guarantee that the methodology used by each Index to determine the realized volatility of its Underlying Index will be representative of the realized volatility that its Underlying Index will experience. Realized volatility is backward looking, and there is no guarantee that trends exhibited by historical realized volatility will continue in the future. In addition, for each Index, the volatility of its Underlying Index on any day may change quickly and unexpectedly, but it may take time for the realized volatility referenced by an Index to fully reflect those changes and for the exposure of an Index to be adjusted accordingly. In particular, since each Index references the lower of the short-term and the long-term realized volatility of its Underlying Index, if the short-term realized volatility of an Underlying Index increases suddenly, the relevant Index’s exposure to that Underlying Index may not be reduced unless and until the long-term realized volatility of that Underlying Index also increases. Furthermore, the maximum exposure and minimum exposure may limit the ability of an Index to approximate its target volatility. Because the minimum exposure is 100%, the exposure of an Index to its Underlying Index will not be reduced when the realized volatility of its Underlying Index exceeds 40%. As a result of the foregoing, the actual annualized realized volatility of an Index may be greater than or less than its target volatility, which may adversely affect the value of that Index and the value of the notes.

Each Index is subject to risks associated with the use of significant leverage.

On each Index business day, each Index will employ leverage to increase the exposure of that Index to its Underlying Index if the realized volatility of its Underlying Index is below 40%, subject to a maximum exposure of 500%. Under normal market conditions in the past, the Underlying Index of each Index has tended to exhibit a realized volatility below 40%. Accordingly, each Index has generally employed leverage in the past, except during periods of elevated volatility. When leverage is employed for an Index, any movements in the values of its Underlying Index will result in greater changes in the value of that Index than if leverage were not used. In particular, the use of leverage for an Index will magnify any negative performance of its Underlying Index, which, in turn, would negatively affect the performance of that Index. The use of leverage will cause the volatility of each Index to be greater, perhaps significantly greater, than the volatility of its Underlying Index. The exposure of an Index to its Underlying Index may be relatively high during periods of negative performance of that Underlying Index and/or relatively low during periods of positive performance of that Underlying Index, which would adversely affect the performance of that Index, perhaps significantly. In addition, for each Index, the notional financing cost deducted daily will be magnified by any leverage provided by that Index.

Each Index may be adversely affected by a “volatility drag” effect.

Each Index is expected to be subject to a “volatility drag” effect due to the daily resetting leveraged exposure to its Underlying Index. The drag effect is likely to occur when the value of the applicable Underlying Index moves in one direction one day and the other direction the next. Resetting the exposure of an Index after an increase but in advance of a decline in its Underlying Index would cause that Index to have increased exposure to that decline, and resetting the exposure following a decline but in advance of an increase in its Underlying Index would cause that Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of an Index will be relative to the performance of its Underlying Index. Because each Index rebalances on a daily basis, each Index may be subject to a greater drag effect compared with an identical index that rebalances less frequently.

Each Index has a limited operating history and may perform in unanticipated ways.

Each Index was established recently and therefore has a limited operating history. Because each Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to an index with a more established record of performance.

Hypothetical back-tested data relating to an Index do not represent actual historical data and are subject to inherent limitations.

Hypothetical back-tested performance measures of an Index are purely theoretical and do not represent the actual historical performance of that Index and have not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight. Alternative modeling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations, and you should carefully consider these limitations before placing reliance on such information.

An investment in notes linked to the Bloomberg US Small Cap VolMax Index is subject to risks associated with small-capitalization stocks.

The Bloomberg US 2000 Total Index, the Underlying Index of the Bloomberg US Small Cap VolMax Index, tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

An investment in notes linked to an Index is subject to risks relating to non-U.S. securities.

Because some of the equity securities composing each Underlying Index are issued by non-U.S. issuers, an investment in the notes involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

SOFR will be affected by a number of factors and may be volatile.

The notional financing cost will depend on SOFR. SOFR will depend on a number of factors, including, but not limited to:

•	supply and demand for overnight U.S. Treasury repurchase agreements;

•	general U.S. and global economic conditions;

•	sentiment regarding underlying strength in the U.S. and global economies;

•	inflation and expectations concerning inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policy regarding interest rates;

•	performance of capital markets; and

•	any statements from public government officials regarding the cessation of SOFR.

These and other factors may have a material effect on the performance of SOFR, on the notional financing cost, on the performance of each Index and on the value of the notes in the secondary market. Additionally, these factors may result in volatility in SOFR, and the volatility in SOFR, as applicable, may affect the notional financing cost, which may adversely affect your return on the notes.

The fixed spread added to SOFR in calculating the notional financing cost will negatively affect the performance of each Index.

The notional financing cost is intended to approximate the cost of maintaining a position in the applicable Underlying Index using borrowed funds at a rate of interest equal to the daily SOFR rate plus a fixed spread. The actual cost of maintaining a position in the applicable Underlying Index at any time may be less than the notional financing cost. The fixed spread is arbitrary and will increase the notional financing cost, which will negatively affect the performance of each Index.

The administrator of SOFR may make changes that could adversely affect the level of SOFR or discontinue SOFR and has no obligation to consider your interest in doing so.

SOFR is a relatively new rate, and the Federal Reserve Bank of New York (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in an increase to the notional financing cost, which would adversely affect the performance of each Index and the value of the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.

The Bloomberg VolMax Index Series

All information contained in this underlying supplement regarding each of the indices in the Bloomberg VolMax Index Series set forth in the table below (each, an “Index” and collectively, the “Indices”), including, without limitation, their make-up, method of calculation and changes in their components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Bloomberg Index Services Limited (the “Index Sponsor”). Each Index was developed by the Index Sponsor, in coordination with Royal Bank of Canada. Each Index is calculated, maintained and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, any Index.

Index	Bloomberg Ticker of Index	Underlying Index	Bloomberg Ticker of Underlying Index	Deduction Factor	Live Date
Bloomberg US Tech VolMax Index	BMAXTEQ	Bloomberg US 100 Total Return Index	B100QT	5%	December 9, 2024
Bloomberg US Large Cap VolMax Index	BMAXUS	Bloomberg US Large Cap Total Return Index	B500T	6%	December 9, 2024
Bloomberg US Large Cap VolMax5 Index	BMAXUS5	Bloomberg US Large Cap Total Return Index	B500T	5%	December 9, 2024
Bloomberg US Small Cap VolMax Index	BMAXSML	Bloomberg US 2000 Total Return Index	B2000T	5%	December 9, 2024

Each Index was established on the applicable live date set forth in the table above. Each Index is reported by the Bloomberg Professional® service (“Bloomberg”) under the applicable ticker symbol set forth in the table above.

Each Index attempts to provide variable exposure to the applicable underlying index set forth in the table above (each, an “Underlying Index”), while targeting a volatility level of 40% (the “target volatility”), with a maximum exposure to that Underlying Index of 500% and a minimum exposure to that Underlying Index of 100%:

•	The Bloomberg US 100 Total Return Index is a modified market capitalization-weighted index that is designed to measure the performance, with gross dividends reinvested, of the 100 highest capitalized companies trading on The Nasdaq Stock Market with a Bloomberg Sector Classification of Technology, Health Care, Consumer Staples, Consumer Discretionary or Communications.

•	The Bloomberg US Large Cap Total Return Index is a free-float market capitalization-weighted benchmark of the 500 most highly capitalized U.S.-listed companies, with gross dividends reinvested.

•	The Bloomberg US 2000 Total Return Index is a free-float market capitalization-weighted benchmark of the lower 2000 in capitalization of the Bloomberg US 3000 Index, with gross dividends reinvested. The Bloomberg US 3000 Index tracks the 3000 most highly capitalized U.S.-listed companies.

For more information about the Underlying Indices, see “Background on the Bloomberg US 100 Total Return Index” and “Background on the Bloomberg US Large Cap Total Return Index and the Bloomberg US 2000 Total Return Index,” as applicable, below.

Each Index is subject to a notional financing cost, a 5% or 6% per annum deduction factor (as specified in the table above) and a transaction cost of 0.01% applied to the daily change in exposure to its Underlying Index, in each case, deducted daily. The notional financing cost is intended to approximate the cost of maintaining a position in the applicable Underlying Index using borrowed funds at a rate of interest currently equal to SOFR plus a spread of 0.50% per annum. SOFR, the Secured Overnight Financing Rate, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. See “Background on SOFR” in this underlying supplement for additional information about SOFR.

Each Index is an “excess return” index and not a “total return” index because, as part of the calculation of the level of each Index, the performance of its Underlying Index is reduced by the notional financing cost.

For each Index, the notional financing cost, the deduction factor and the transaction cost will offset appreciation of its Underlying Index, heighten depreciation of its Underlying Index and generally act as drags on the performance of that Index. Each Index will trail the performance of an identical index without those deductions.

Certain features of the Indices, including the deductions described above, are designed to reduce the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the notes as compared to an otherwise comparable index without these features. The reduced cost of hedging may make it possible for certain terms of the notes to be more favorable to you than would otherwise be the case. However, there can be no assurance that these more favorable terms will offset the negative effects of these features on the performance of the applicable Index, and your return on the notes may ultimately be less favorable than it would have been without these more favorable terms but with an index that does not contain these deductions.

Each Index is subject to risks associated with the use of significant leverage. The notional financing cost deducted daily will be magnified by any leverage provided by each Index.

No assurance can be given that the investment strategy used to construct the Indices will achieve its intended results or that any Index will be successful or will outperform any alternative index or strategy that might reference its Underlying Index.

Daily Exposure Calculation

On each Index Business Day (as defined below), the exposure of an Index to the performance of its Underlying Index on the following Index Business Day is set equal to (a) the 40% target volatility divided by (b) the realized volatility of its Underlying Index, subject to a maximum exposure of 500% and a minimum exposure of 100%. For example, if the realized volatility of an Underlying Index is equal to 20%, the exposure of the applicable Index to that Underlying Index will equal 200% (or 40% / 20%) and if the realized volatility of an Underlying Index is equal to 50%, the exposure of the applicable Index to that Underlying Index will equal 100% (because 40% / 50% is less than 100%). An Index’s exposure to its Underlying Index will be greater than 100% when the realized volatility of its Underlying Index is less than 40%, and an Index’s exposure to its Underlying Index will be equal to 100% when the realized volatility of its Underlying Index is greater than or equal to 40%. In general, the Indices’ target volatility feature is expected to result in the volatility of each Index being more stable over time than if no target volatility feature were employed. No assurance can be provided that the volatility of any Index will be stable at any time.

Volatility is a measure of the degree of variation in the value of an asset over a period of time. On an Index Business Day, for each Index, the realized volatility of its Underlying Index used to determine the exposure of that Index to its Underlying Index on the following Index Business Day is equal to the lower of the short-term realized volatility of its Underlying Index and the long-term realized volatility of its Underlying Index. The short-term realized volatility and long-term realized volatility of an Underlying Index on an Index Business Day are calculated based on the variability of the daily returns of that Underlying Index over the periods of 20 and 60 Index Business Days, respectively, ending on that Index Business Day. The short-term realized volatility and long-term realized volatility of an Underlying Index are each annualized assuming a year of 252 Index Business Days.

An “Index Business Day” is a day on which the New York Stock Exchange is scheduled to open for its regular trading session (including a partial trading day), subject to adjustment for market disruptions.

Calculation of the Indices

The value of each Index was set to 1,000 on July 2, 2007 (in the case of the Bloomberg US Tech VolMax Index) and October 1, 2003 (in the case of the Bloomberg US Large Cap VolMax Index, the Bloomberg US Large Cap VolMax5 Index and the Bloomberg US Small Cap VolMax Index). On each subsequent Index Business Day, the value of each Index is calculated by adjusting the value of that Index on the immediately preceding Index Business Day to reflect:

•	the percentage change in the value of its Underlying Index since the immediately preceding Index Business Day, with that percentage change scaled by the exposure of that Index to its Underlying Index as determined on the immediately preceding Index Business Day;

•	the deduction of the notional financing cost that has accrued since the immediately preceding Index Business Day, calculated assuming a year with 360 days, with that notional financing cost scaled by the exposure of that Index to its Underlying Index as determined on the immediately preceding Index Business Day;

•	the deduction of the 5% or 6% per annum deduction factor (as specified in the table above) that has accrued since the immediately preceding Index Business Day, calculated assuming a year with 360 days; and

•	the deduction of a transaction cost of 0.01% applied to the change in exposure of that Index to its Underlying Index from the Index Business Day that is two Index Business Days immediately preceding the current Index Business Day to the immediately preceding Index Business Day.

The notional financing cost accrues on each day at a rate equal to SOFR as of the immediately preceding day on which SOFR was published plus a spread of 0.50% per annum.1

On each Index Business Day, the value of each Index is subject to a floor of zero. If, on any Index Business Day, the value of an Index as calculated above is negative or zero, the value of that Index on that Index Business Day will be zero, and the value of that Index will stay at zero.

The value of each Index is calculated without rounding and published to two decimals.

Index Governance

The Index Sponsor will review the Indices (both the rules of construction and data inputs) on a periodic basis to determine whether they continue to reasonably measure the intended underlying market interest, the economic reality or otherwise align with their stated objective. Out-of-cycle reviews may result from extreme market events, market feedback, lack of requisite data and/or material changes to the applicable underlying market interests. Material changes related to the Indices together with the key elements of the methodology that would, in the Index Sponsor’s view, be affected by the proposed material changes, will be made available in advance to stakeholders whose input will be solicited via a consultation. Where methodology changes are not deemed material, the Index Sponsor may make changes to the methodology without a formal public consultation and will publish revised methodologies to stakeholders at the same time. The Indices are rules-based. Nevertheless, the Index Sponsor may use discretion in certain limited circumstances with regards to extraordinary circumstances (such as a fundamental shift in the economic or regulatory structure of the underlying market) during a market emergency; a market disruption event; or interruptions, issues and non-availability of data including input or non-input data. Where discretion is required, the Index Sponsor aims to be consistent in its application, with instances of discretion subject to review by members of the Index Sponsor.

Disclaimer

“Bloomberg®” and the indices licensed herein (the “Indices”) are service marks of Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (“BISL”), the administrator of the Indices (collectively, “Bloomberg”), and have been licensed for use for certain purposes by Royal Bank of Canada (the “Licensee”).

The financial products referenced herein (the “Financial Products”) are not sponsored, endorsed, sold or promoted by Bloomberg. Bloomberg does not make any representation or warranty, express or implied, to the owners of or counterparties to the Financial Products or any member of the public regarding the advisability of investing in securities generally or in the Financial Products particularly. The only relationship of Bloomberg to the

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Background on the Bloomberg US 100 Total Return Index

All information contained in this underlying supplement regarding the Bloomberg US 100 Total Return Index (the “B100QT Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Index Sponsor. The B100QT Index is calculated, maintained and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the B100QT Index. The B100QT Index is reported by Bloomberg L.P. under the ticker symbol “B100QT.”

The B100QT Index is a modified market capitalization-weighted index that is designed to measure the performance, with gross dividends reinvested, of the 100 highest capitalized companies trading on The Nasdaq Stock Market with a Bloomberg Sector Classification of Technology, Health Care, Consumer Staples, Consumer Discretionary or Communications.

Construction of the B100QT Index

The B100QT Index is constructed in a four-step process: (1) eligibility screening; (2) liquidity screening; (3) segmentation on the selection date; and (4) index weighting.

Eligibility Screening: To be eligible for inclusion in the B100QT Index, a security must meet all the criteria below. The eligibility screening is applied on each quarterly selection date.

•	Country Definition. The security has a primary listing of United States with (1) a Bloomberg Country of Risk of the United States or (2) a domicile in Bahamas, Bermuda, British Virgin Islands, Cayman Islands, Republic of Ireland, Isle of Man, Jersey, Luxembourg, Monaco, Netherlands, Panama, Puerto Rico, Singapore or Switzerland. The Bloomberg Country of Risk is primarily driven by four factors: country of domicile, country of listing, country of largest revenue and reporting currency.

•	Primary Listing. The security’s primary listing is Nasdaq GS or Nasdaq GM.

•	Security Type. The security is a common stock, a real estate investment trust or a tracking stock. The security is not a depositary receipt, preferred and convertible preferred stock, unit, right or warrant. The Index Sponsor may exclude securities that trade as a common stock but that the Index Sponsor deems ineligible due to their characteristics.

•	Organizational Type. The security is not issued by a business development company, closed-end investment company, ETF or ETN, LLC, partnership, royalty trust, special purpose acquisition company or special purpose vehicle.

•	Minimum Free-Float Shares Screening. The free-float shares must be at least 10% of the total shares outstanding.

•	Sector Eligibility. The security is classified as belonging to one of the following sectors under the Bloomberg Sector Classification: Technology, Health Care, Consumer Staples, Consumer Discretionary or Communications.

Liquidity Screening: Once the universe of eligible securities (the “Eligible Universe”) is defined, liquidity screening is applied. Securities that fail the liquidity screening are removed. The liquidity screening is applied on each quarterly selection date.

•	Market & Status Screening.

o	Trading Regular Way: When-issued securities are excluded.

o	Minimum Trading Volume: The security’s ratio of 100-day average trading volume and float shares is greater than 0.001. This rule does not apply to securities that have been trading for less than 100 days (e.g., fast-track IPOs).

o	Consecutive Trading Days Requirement: If the security’s composite price or primary exchange price is unavailable for 10 or more consecutive trading days since the security has been a part of the Eligible Universe, the security will be excluded. Any trading day on which the security is suspended will not count as a missing price day. This rule does not apply to recent additions to the Eligible Universe, such as fast-track IPOs and spun-off securities that have been trading for less than 10 days.

o	Suspended Security: Generally, a suspended security will not be considered for inclusion, and a security suspended after the selection date but before reconstitution of the B100QT Index will not be added to the B100QT Index on the reconstitution. However, under certain circumstances, after further review, suspended securities may be included.

o	Seasoning of Securities: Generally, only securities that have traded for at least three months as of the selection date may be included. This rule does not apply to fast-track IPOs or spun-off securities that are already included in the B100QT Index. However, IPOs will be added with a two-day notice period, provided that they have been trading for a minimum of five trading days and have, for five consecutive trading days, ranked above the full market capitalization of the 500th security as of the selection date from the last reconstitution.

o	Price: A security must have a closing exchange price or an index price on the selection date of less than $20,000.

•	Minimum Free-Float Shares Screening. Securities should have a free-float market capitalization equal to or greater than 50% of the total market capitalization of the security with the smallest total market capitalization in the Eligible Universe as of the selection date. Bloomberg calculates free-float shares by subtracting shares held by insiders and those deemed to be stagnant shareholders from the shares outstanding. Stagnant shareholders include ESOPs, ESOTs, QUESTs, employee benefit trusts, corporations not actively managing money, venture capital companies and shares held by governments.

•	Minimum Total Market Capitalization Screening. Securities in the Eligible Universe are sorted by total market capitalization from highest to lowest. A percentile method is used to find the minimum total market capitalization value in the Eligible Universe. The cut-off percentile is the total market capitalization of the security at the 99th percentile.

Segmentation on the Selection Date: After eligibility and liquidity screening, the B100QT Index will be reconstituted by following the steps below.

•	Step 1. After eligibility and liquidity screening, companies are sorted in descending order of total market capitalization and the cumulative free-float market capitalization is calculated for each company.

•	Step 2. The core cut-off percentile is determined as the cumulative free-float market capitalization of the last security in the B100QT Index (i.e., the 100th security).

•	Step 3. The lower threshold for the total market capitalization cut-off is determined as the total market capitalization of the company corresponding to the core cut-off percentile from Step 2 + 2%.

•	Step 4. All eligible securities in the current B100QT Index with a total market capitalization equal to or higher than the lower threshold for the total market capitalization from Step 3 remain in the B100QT Index. Securities in the current B100QT Index that do not meet the lower threshold for the total market capitalization are excluded from the B100QT Index.

•	Step 5. Securities that pass the eligibility and liquidity screening but are not in the current B100QT Index and that have a total market capitalization higher than the lower threshold for the total market capitalization from Step 3 are considered as potential additions to the B100QT Index. N-K securities from the potential additions are added to the B100QT Index in descending order of total market capitalization, where N is the size of the B100QT Index (i.e., 100) and K is the count of securities in the B100QT Index excluding the securities that do not meet the lower threshold for the total market capitalization.

Index Weighting: The B100QT Index is a modified market capitalization-weighted index. Weights are modified such that at each reconstitution: (1) no single company has a weight that exceeds 15%; (2) the sum of the weights of the five largest companies in terms of free-float market capitalization does not exceed 40%; and (3) no single company has a weight that is below 0.1%. A weight cap of 13.5% is initially applied to each company, and a weight cap of 36% is initially applied to the weights of the five largest companies in terms of free-float market capitalization. Any excess weight is then redistributed proportionately across all companies, subject to the 15% and 40% caps described above.

Calculation of the B100QT Index

The value of the B100QT Index is calculated on each calculation day by adjusting its value on the prior calculation day to reflect (1) the weighted price performance of the index members, (2) reinvestment of gross regular dividends on the index members and (3) any adjustments arising from corporate actions.

Maintenance of the B100QT Index

The B100QT Index is rebalanced and reconstituted periodically and maintained on a daily basis for corporate actions, corporate events, any restatements, data integrity and changes to the methodology. The B100QT Index is rebalanced and reconstituted quarterly in March, June, September and December, using data as of the selection date, which can be any business day in the last week in January, April, July and October, respectively. There is no intra-quarter rebalance. The rebalance and reconstitutions are generally announced on the last Wednesday in February, May, August and November and then go effective on the second Wednesday in March, June, September and December, respectively. Securities in the B100QT Index are not deleted outside of the quarterly reconstitution unless a security has a fundamental alteration, such as a merger, acquisition, delisting or other major corporate event, that would make it ineligible for inclusion in the B100QT Index. Securities are not added to the B100QT Index outside of the quarterly reconstitution. Securities in the B100QT Index are not replaced outside of the quarterly reconstitution.

Governance of the B100QT Index

The Index Sponsor will review the B100QT Index (both the rules of construction and data inputs) on a periodic basis, not less frequently than annually, to determine whether they continue to reasonably measure the intended underlying market interest, the economic reality or otherwise align with their stated objective. More frequent reviews may be done in response to extreme market events and/or material changes to the applicable underlying market interests. Material changes related to the B100QT Index will be made available in advance to affected stakeholders whose input will be solicited. The Index Sponsor will endeavor to provide at least two weeks for review prior to any material change going into effect. In the event of exigent market circumstances, this period may be shorter. The B100QT Index is rules-based. Nevertheless, the Index Sponsor may use discretion with regards to index restatements; extraordinary circumstances during a market emergency; data interruptions, issues and closures; and significant acquisitions involving a non-index company. Where discretion is required, the Index Sponsor undertakes to be consistent in its application.

Background on the Bloomberg US Large Cap Total Return Index and the Bloomberg US 2000 Total Return Index

All information contained in this underlying supplement regarding the Bloomberg US Large Cap Total Return Index (the “B500T Index”) and the Bloomberg US 2000 Total Return Index (the “B2000T Index”), including, without limitation, their make-up, method of calculation and changes in their components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Index Sponsor. Each of the B500T Index and the B2000T Index is calculated, maintained and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the B500T Index or the B2000T Index.

The B500T Index is a free-float market capitalization-weighted benchmark of the 500 most highly capitalized U.S.-listed companies, with gross dividends reinvested. The B500T Index is reported by Bloomberg L.P. under the ticker symbol “B500T.”

The B2000T Index is a free-float market capitalization-weighted benchmark of the lower 2000 in capitalization of the Bloomberg US 3000 Index (the “B3000 Index”), with gross dividends reinvested. The B3000 Index tracks the 3000 most highly capitalized U.S.-listed companies. The B2000T Index is reported by Bloomberg L.P. under the ticker symbol “B2000T.”

Construction of the B500T Index and the B2000T Index

Each of the B500T Index and the B2000T Index is constructed in a three-step process: (1) eligibility screening; (2) liquidity screening; and (3) segmentation on the selection date.

Eligibility Screening: To be eligible for inclusion in the B500T Index or the B2000T Index, a security must meet all the criteria below. The eligibility screening is applied on each semiannual selection date.

•	Country Definition. The security has a primary listing of United States with (1) a Bloomberg Country of Risk of the United States or (2) a domicile in Bahamas, Bermuda, British Virgin Islands, Cayman Islands, Republic of Ireland, Isle of Man, Jersey, Luxembourg, Monaco, Netherlands, Panama, Puerto Rico, Singapore or Switzerland. The Bloomberg Country of Risk is primarily driven by four factors: country of domicile, country of listing, country of largest revenue and reporting currency.

•	Primary Listing. The security’s primary listing is one of the following U.S. exchanges: NYSE, NYSE American, NYSE ARCA, IEX, Nasdaq CM, Nasdaq GS, Nasdaq GM and CBOZ BZX.

•	Security Type. The security is a common stock, a real estate investment trust or a tracking stock. The security is not a depositary receipt, preferred and convertible preferred stock, unit, right or warrant. The Index Sponsor may exclude securities that trade as a common stock but that the Index Sponsor deems ineligible due to their characteristics.

•	Organizational Type. The security is not issued by a business development company, closed-end investment company, ETF or ETN, LLC, partnership, royalty trust, special purpose acquisition company or special purpose vehicle.

•	Minimum Free-Float Shares Screening. The free-float shares must be at least 10% of the total shares outstanding.

Liquidity Screening: Once the universe of eligible securities (the “Eligible Universe”) is defined, liquidity screening is applied. Securities that fail the liquidity screening are removed. The liquidity screening is applied on each semiannual selection date.

•	Market & Status Screening.

o	Trading Regular Way: When-issued securities are excluded.

o	Minimum Trading Volume: The security’s ratio of 100-day average trading volume and float shares is greater than 0.001. This rule does not apply to securities that have been trading for less than 100 days (e.g., fast-track IPOs).

o	Consecutive Trading Days Requirement: If the security’s composite price or primary exchange price is unavailable for 10 or more consecutive trading days since the security has been a part of the Eligible Universe, the security will be excluded. Any trading day on which the security is suspended will not count as a missing price day. This rule does not apply to recent additions to the Eligible Universe, such as fast-track IPOs and spun-off securities that have been trading for less than 10 days.

o	Suspended Security: Generally, a suspended security will not be considered for inclusion, and a security suspended after the selection date but before reconstitution of the B500T Index or the B2000T Index, as applicable, will not be added to that index on the reconstitution. However, under certain circumstances, after further review, suspended securities may be included.

o	Seasoning of Securities: Generally, only securities that have traded for at least three months as of the selection date may be included. This rule does not apply to fast-track IPOs or spun-off securities that are already included in the B500T Index or the B2000T Index, as applicable. However, IPOs will be added with a two-day notice period, provided that they have been trading for a minimum of five trading days and have, for five consecutive trading days, ranked above the full market capitalization of the 500th security as of the selection date from the last reconstitution.

o	Price: A security must have a closing exchange price or an index price on the selection date of less than $20,000.

•	Minimum Free-Float Shares Screening. Securities should have a free-float market capitalization equal to or greater than 50% of the total market capitalization of the security with the smallest total market capitalization in the Eligible Universe as of the selection date. Bloomberg calculates free-float shares by subtracting shares held by insiders and those deemed to be stagnant shareholders from the shares outstanding. Stagnant shareholders include ESOPs, ESOTs, QUESTs, employee benefit trusts, corporations not actively managing money, venture capital companies and shares held by governments.

•	Minimum Total Market Capitalization Screening. Securities in the Eligible Universe are sorted by total market capitalization from highest to lowest. A percentile method is used to find the minimum total market capitalization value in the Eligible Universe. The cut-off percentile is the total market capitalization of the security at the 99th percentile.

Segmentation on the Selection Date: After eligibility and liquidity screening, the B500T Index will be reconstituted by following the steps below, and the B2000T Index will be reconstituted to include all companies in the B3000 Index excluding all companies in the Bloomberg US 1000 Index (the “B1000 Index”), each of which will be reconstituted by following the steps below. Each of the B500T Index, the B3000 Index and the B1000 Index is referred to as an “index” below.

•	Step 1. After eligibility and liquidity screening, companies are sorted in descending order of total market capitalization and the cumulative free-float market capitalization is calculated for each company.

•	Step 2. The core cut-off percentile is determined as the cumulative free-float market capitalization of the last security in the applicable index (i.e., the 500th security for the B500T Index, the 1000th security for the B1000 Index and the 3000th security for the B3000 Index).

•	Step 3. The lower threshold for the total market capitalization cut-off is determined as the total market capitalization of the company corresponding to the core cut-off percentile from Step 2 + 2% (or +0.05% in the case of the B3000 Index).

•	Step 4. All eligible securities in a current index with a total market capitalization equal to or higher than the lower threshold for the total market capitalization from Step 3 remain in that index. Securities in a current index that do not meet the lower threshold for the total market capitalization are excluded from that index.

•	Step 5. Securities that pass the eligibility and liquidity screening but are not in a current index and that have a total market capitalization higher than the lower threshold for the total market capitalization from Step 3 are considered as potential additions to that index. N-K securities from the potential additions are added to that index in descending order of total market capitalization, where N is the size of that index (i.e., 500 for the B500T Index, 1000 for the B1000 Index and 3000 for the B3000 Index) and K is the count of securities in that index excluding the securities that do not meet the lower threshold for the total market capitalization.

Calculation of the B500T Index and the B2000T Index

The value of each of the B500T Index and the B2000T Index is calculated on each calculation day by adjusting its value on the prior calculation day to reflect (1) the weighted price performance of the index members, (2) reinvestment of gross regular dividends on the index members and (3) any adjustments arising from corporate actions. The weight of each index reflects the float-adjusted market capitalization of the index members. Where the free-float percentage is not available, the earliest known free-float percentage is used, and if there is no historical record of any free-float percentage, 100% free-float percentage is assumed.

Maintenance of the B500T Index and the B2000T Index

Each of the B500T Index and the B2000T Index is rebalanced periodically and maintained on a daily basis for corporate actions. Index shares are updated on a quarterly basis on the second Wednesday of March, June, September and December, using data as of the selection date, which can be any business day in the last week of January, April, July and October, respectively. Changes are announced with 10 full business days’ advance notification. Updates in index shares are determined using publicly available information such as float shares outstanding and foreign investment limits. Index membership (i.e., the constitution of the index) is reviewed on a semiannual basis on the second Wednesday of March and September, using data as of the selection date, which can be any business day in the last week of January and July, respectively. The changes are announced with 10 full business days’ advance notification. Each rebalance follows the exchange calendar for NYSE trading days. Should a rebalance fall on a NYSE exchange holiday, it will be postponed to the next business day.

Governance of the B500T Index and the B2000T Index

The Index Sponsor will review each of the B500T Index and the B2000T Index (both the rules of construction and data inputs) on a periodic basis to determine whether they continue to reasonably measure the intended underlying market interest, the economic reality or otherwise align with their stated objective. Out-of-cycle reviews may result from extreme market events, market feedback, lack of requisite data and/or material changes to the applicable underlying market interests. Material changes related to the indices together with the key elements of the methodology that would, in the Index Sponsor’s view, be affected by the proposed material changes, will be made available in advance to stakeholders whose input will be solicited via a consultation. Where methodology changes are not deemed material, the Index Sponsor may make changes to the methodology without a formal public consultation and will publish revised methodologies to stakeholders at the same time. Each of the B500T Index and the B2000T Index is rules-based. Nevertheless, the Index Sponsor may use discretion in certain limited circumstances with regards to extraordinary circumstances (such as a fundamental shift in the economic or regulatory structure of the underlying market) during a market emergency; a market disruption event; or interruptions, issues and non-availability of data including input or non-input data. Where discretion is required, the Index Sponsor aims to be consistent in its application, with instances of discretion subject to review by members of the Index Sponsor.

Background on SOFR

SOFR is published by the Federal Reserve Bank of New York (the “FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (the “DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service, which are obtained from the U.S. Department of the Treasury’s Office of Financial Research.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this underlying supplement.